Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports Fourth Quarter and 2018 Results

(January 15, 2019) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) (the “Corporation”) reported net income of $58.1 million, or $0.33 per diluted share, for the fourth quarter of 2018, and net income of $208.4 million, or $1.18 per diluted share, for 2018.

"Overall, 2018 was another good year for Fulton as we continued to execute on our growth strategies and benefited from multiple interest rate hikes from the Federal Reserve which translated into record levels of revenue and earnings,” said E. Philip Wenger, Chairman and CEO. “I’m extremely proud of our team’s hard work this year, and continued focus on driving shareholder value. We look forward to 2019 and believe we are well-positioned for an even better year.”

Net Interest Income and Margin
Net interest income for the fourth quarter of 2018 increased $2.8 million, or 1.8%, from the third quarter of 2018 and net interest margin increased two basis points, to 3.44%. The average yield on interest-earning assets and the average cost of interest-bearing liabilities each increased nine basis points. The nine basis point increase in the average yield on interest-earning assets was primarily due to a ten basis point increase in loan yields. The nine basis point increase in the average cost of interest-bearing liabilities reflected an 11 basis point increase in the cost of interest-bearing deposits.

For the year ended December 31, 2018, net interest income increased $55.1 million, or 9.6%, from 2017. Net interest margin increased 12 basis points, to 3.40%. The average yield on interest-earning assets increased 29 basis points and the average cost of interest-bearing liabilities increased 22 basis points from 2017.

Balance Sheet
Total average assets for the fourth quarter of 2018 were $20.5 billion, an increase of $238.9 million from the third quarter of 2018. Average loans, net of unearned income, increased $103.5 million, or 0.7%, in comparison to the third quarter of 2018. Average loans and yields, by type, for the fourth quarter of 2018 in comparison to the third quarter of 2018 are summarized in the following table:

	Three Months Ended
	December 31, 2018		September 30, 2018		Growth
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,343,024	4.57%	$6,309,663	4.46%	$33,361	0.5%
Commercial - industrial, financial, and agricultural	4,329,937	4.51%	4,304,320	4.36%	25,617	0.6%
Real estate - residential mortgage	2,209,993	4.01%	2,142,977	3.96%	67,016	3.1%
Real estate - home equity	1,459,647	5.19%	1,474,011	4.99%	(14,364)	(1.0)%
Real estate - construction	931,724	4.63%	969,575	4.58%	(37,851)	(3.9)%
Consumer	406,436	4.57%	375,656	4.50%	30,780	8.2%
Leasing	274,134	4.63%	276,456	4.66%	(2,322)	(0.8)%
Other	10,742	N/A	9,485	N/A	1,257	13.3%
Total Average Loans, net of unearned income	$15,965,637	4.54%	$15,862,143	4.44%	$103,494	0.7%

(1) Presented on a tax-equivalent basis using a 21% federal tax rate and statutory interest expense disallowances.
N/A - Not applicable

For the year ended December 31, 2018, average loans increased $578.7 million, or 3.8%, compared to 2017. Ending loans at December 31, 2018 increased $240.7 million, or 1.5%, compared to September 30, 2018 and increased $397.6 million, or 2.5%, compared to December 31, 2017.

Total average liabilities increased $226.3 million, or 1.3%, from the third quarter of 2018, while average deposits increased $445.8 million, or 2.8%. Average deposits and interest rates, by type, for the fourth quarter of 2018 in comparison to the third quarter of 2018 are summarized in the following table:

	Three Months Ended
	December 31, 2018		September 30, 2018		Growth
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,321,776	—%	$4,298,020	—%	$23,756	0.6%
Interest-bearing demand	4,225,157	0.70%	4,116,051	0.61%	109,106	2.7%
Savings and money market deposits	4,979,712	0.78%	4,718,148	0.64%	261,564	5.5%
Total average demand and savings	13,526,645	0.50%	13,132,219	0.42%	394,426	3.0%
Brokered deposits	164,280	2.34%	162,467	2.05%	$1,813	1.1%
Time deposits	2,722,141	1.46%	2,672,548	1.34%	49,593	1.9%
Total Average Deposits	$16,413,066	0.68%	$15,967,234	0.59%	$445,832	2.8%

For the year ended December 31, 2018, average deposits increased $351.4 million, or 2.3%, compared to 2017. Ending deposits at December 31, 2018 increased $127.1 million, or 0.8%, compared to September 30, 2018 and increased $578.6 million, or 3.7%, compared to December 31, 2017.

Asset Quality
Non-performing assets were $150.2 million, or 0.73% of total assets, at December 31, 2018, compared to $130.8 million, or 0.64% of total assets, at September 30, 2018 and $144.6 million, or 0.72% of total assets, at December 31, 2017.
Annualized net charge-offs for the quarter ended December 31, 2018 were 0.17% of total average loans compared to 0.08% for the quarter ended September 30, 2018. The allowance for credit losses as a percentage of non-performing loans was 121% at December 31, 2018, as compared to 140% at September 30, 2018 and 131% at December 31, 2017.
During the fourth quarter of 2018, the Corporation recorded an $8.2 million provision for credit losses, compared to a $1.6 million provision for credit losses in the third quarter of 2018. For the year ended December 31, 2018, the provision for credit losses was $46.9 million, an increase of $23.6 million from 2017.
The increases in non-performing loans and the provision for credit losses during the fourth quarter of 2018 were primarily the result of a single relationship, including commercial loans and leases.

Non-interest Income
Non-interest income in the fourth quarter of 2018, excluding investment securities gains, decreased $1.5 million, or 2.9%, in comparison to the third quarter of 2018. This decline was due primarily to decreases in commercial loan interest rate swap fees and merchant fees. The decline was partially offset by gains in investment management and trust services income and small business administration (SBA) lending income.
For the year ended December 31, 2018, non-interest income, excluding investment securities gains, decreased $3.4 million, or 1.7%, primarily due to a $5.1 million net gain recognized upon the settlement of litigation in 2017 and decreases in commercial loan interest rate swap fees, overdraft fees, SBA lending income and mortgage banking income, which included a $1.3 million mortgage servicing rights valuation allowance reversal in 2017. Partially offsetting these decreases were increases in investment management and trust services income, merchant fees, and credit and debit card income.

Non-interest Expense
Non-interest expense increased $5.3 million, or 3.9%, in the fourth quarter of 2018, compared to the third quarter of 2018. Amortization of tax credit investments increased $4.9 million, due to the amortization of a tax credit investment that generated a corresponding credit to income taxes in the quarter. The $2.4 million increase in other expenses, due primarily to branch consolidation costs and other real estate owned expense, was partially offset by a decrease in marketing expense.
For the year ended December 31, 2018, non-interest expense increased $20.5 million, or 3.9%, compared to 2017. This increase was primarily due to increases in salaries and employee benefits, other outside services, data processing and software, net occupancy expense and professional fees.

Income Tax Expense
The effective income tax rate for the fourth quarter of 2018 was 8.6%, as compared to 11.5% for the third quarter of 2018. The decrease in the effective income tax rate resulted mainly from the aforementioned tax credit and lower income before income taxes.
The effective income tax rate for the year ended December 31, 2018 was 10.5% compared to 26.7% in 2017, due primarily to the new federal corporate income tax rate, which became effective January 1, 2018.

Additional information on Fulton Financial Corporation is available on the Internet at
www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends," “projects,” the negative of these terms and other comparable terminology. These forward looking statements may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results.
Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, they are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements related to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov).

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.